Exhibit 10.4

June 7, 2017

Mr. Nicolas Aubert
Head of Great Britain
Willis Towers Watson
51 Lime Street, London EC3M 7DQ
United Kingdom

Dear Nicolas:

I am writing in my capacity as CEO of Willis Towers Watson to memorialize our recent discussions.

Effective April 1, 2017 your annual salary will be 465,000 GBP. We have agreed that your AIP target is 125% of salary for performance year 2017 and going forward, with the actual payment amount for 2017 to be determined based upon your achievement of stated Enterprise and Geography financial budget metrics and individual goals as approved by the Compensation Committee and based upon the same performance payout sliding scales as for other Operating Committee members. Of course, consistent with the Company’s normal practices, in order to receive this award you must be employed by the Company on the date of payment (subject to the protections of the termination and severance provisions of your employment contract for a termination by the Company without “Cause” or a termination by you for “Good Reason”). For clarity, your annual LTI award target for 2017 is 677,600 GBP, with such award subject to the same performance metrics and other terms and conditions as for other Operating Committee members.

We have also agreed that this circumstance does not constitute “Good Reason” within the meaning of the termination and severance provisions of your contract of employment.

We deeply appreciate your commitment to the Company and look forward to continuing to work together.

With best regards,

/s/ John J. Haley

John J. Haley
Chief Executive Officer

Acknowledged and Agreed:

/s/ Nicolas Aubert                    June 8, 2017
Nicolas Aubert                        Date

cc: Anne Bodnar, Matt Furman